Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-195749

333-195749-04

Prospectus supplement to the prospectus supplement relating to the 4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055 of Principal Financial Group, Inc., dated May 4, 2015. This prospectus supplement is being filed by Principal Financial Group, Inc. and Principal Financial Services, Inc. solely for the purpose of correcting the title of the securities being registered in the fee table below.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055	$400,000,000	$46,480
Guarantee of 4.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2055 by Principal Financial Services, Inc.	—	None(2)

(1)              The registration fee of $46,480 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrants’ registration statement on Form S-3 filed with the Securities and Exchange Commission on May 7, 2014 (Registration Statement Nos. 333-195749, 333-195749-04), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and was previously paid. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

(2)              Pursuant to Rule 457(n) promulgated under the Securities Act, no separate fee is required for the guarantee.